   As filed with the Securities and Exchange Commission on December 23, 1997
                                                  Registration No. 333-_____

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                    ___________________________________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                    ___________________________________

                           U.S. HOME CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)
                    ___________________________________

                  Delaware                                  21-0718930
      (State or Other Jurisdiction of                    (I.R.S. Employer
      Incorporation or Organization)                    Identification No.)

                            1800 West Loop South
                             Houston, TX 77027
                              (713) 877-2311
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)
                   ___________________________________


        Amended and Restated Retirement Plan for Non-Employee Directors
                          (Full Title of the Plan)
                   ___________________________________


                             ROBERT J. STRUDLER
                  Chairman and Co-Chief Executive Officer
                           U.S. Home Corporation
                            1800 West Loop South
                             Houston, TX 77027
                              (713) 877-2311
             (Name, Address, Including Zip Code, and Telephone
             Number, Including Area Code, of Agent For Service)

                                  Copy to:

                           Stephen C. Koval, Esq.
                Kaye, Scholer, Fierman, Hays & Handler, LLP
                              425 Park Avenue
                          New York, New York 10022

                   ___________________________________

                      CALCULATION OF REGISTRATION FEE


================= ============= =================== ================== ===============
    Title of         Amount      Proposed Maximum    Proposed Maximum     Amount of
   Securities         to be      Offering Price     Aggregate Offering   Registration
to be Registered    Registered   Per Share                 Price              Fee
================= ============== ================== ================== ===============
Common Stock,
$.01 par value
per share(1)       31,586 Shares     $24.625(2)       $777,805.26 (2)      $229.45
================= ============== ================= =================== ===============


(1) Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.

(2)      The offering  price has been  computed  pursuant to Section 3.1 of the Amended and Restated Retirement Plan for Non-Employee Directors, which established the price of each share as of April 23, 1997, the date of the 1997 Annual Meeting of the Board of Directors of U.S. Home Corporation.

                                  PART II

                          INFORMATION REQUIRED IN
                         THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

                  The following documents, or portions thereof, filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

                  1. Annual Report of U.S. Home Corporation (the "Company") on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 1996.

                  2. Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 1997 filed with the Commission on May 7, 1997.

                  3. Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended June 30, 1997 filed with the Commission on August 4, 1997.

                  4. Current Report on Form 8-K of the Company filed with the Commission on August 21, 1997.

                  5. Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended September 30, 1997 filed with the Commission on November 10, 1997.

                  6. The description of the common stock, $.01 par value per share, of the Company (the "Common Stock") is contained under the headings "Capital Stock and Class B Warrants - Common Stock" on page 51 and "Capital Stock and Class B Warrants - Certificate of Incorporation" on pages 54-55 of the prospectus, dated October 27, 1993, filed with the Commission on October 28, 1993 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Act") (Registration No. 33-68966).

                  7. The description of the preferred stock purchase rights of the Company is contained under Item 1 "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, dated November 8, 1996, filed with the Commission on November 12, 1996, as amended by the Company's Form 8-A/A, dated November 15, 1996, filed with the Commission on November 18, 1996.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Seymour H. Chalif, who is special counsel to Kaye, Scholer, Fierman, Hays & Handler, LLP, is also senior advisor to the board of directors of the Company.

Item 6.  Indemnification of Directors and Officers.

         The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides, as do the charters of many other publicly held companies incorporated in the State of Delaware, that the personal liability of directors of the Company is eliminated to the maximum extent permitted by applicable law. The Certificate of Incorporation provides for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by applicable law from time to time. Certain provisions of the Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care but not for simple negligence. The Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

         Under the Delaware General Corporation Law, directors, officers, employees and other individuals may be indemnified against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if such person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the Delaware General Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

         The Certificate of Incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity), will be indemnified and held harmless by the Company to the fullest extent permitted by applicable law as it presently exists or may be amended, against all expense, liability or loss (including attorneys' fees), reasonably incurred by such person in connection therewith. The Company will pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt by the Company of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The foregoing right of indemnification will not be deemed exclusive of any other right to which those indemnified may be entitled against the Company, and the Company may provide additional rights to such persons.

         If a claim for indemnification or payment of expenses is not paid in full within 60 days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any such action, the Company will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         The rights conferred on any person under the Certificate of Incorporation will not be exclusive of any other rights which such person may have or acquire under any statute, provision of the Certificate of Incorporation, the Company's Amended and Restated By-Laws, agreement, vote of stockholders of the Company or disinterested directors or otherwise.

         The Company's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

         Subject to the availability of insurance at substantially similar rates for similar coverage (as determined in the sole discretion of the Company), the Company will maintain insurance at (i) the levels in effect as of June 21, 1993 with respect to each director, officer, employee or agent of the Company until June 21, 1996, or (ii) the levels in effect as of the date of the expiration of the term, death, removal, retirement or resignation of any such person for a period of three years after such event, whichever level is greater, in either case, with respect to any proceeding by reason of the fact that such person, or the person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person at the Company's expense, to protect the Company and any such person against any such liability, cost, payment or expense; provided, however, that subject to the provisions described herein, the Company will only be required to maintain insurance until the earlier of the date which is (a) three years after the expiration of the term, death, removal, retirement or resignation of any such person and (b) June 21, 1999.

         Any repeal or modification of the provisions described above will not adversely affect any right or protection under the Certificate of Incorporation of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

         Under the Company's First Amended Consolidated Plan of Reorganization, dated May 24, 1993, as modified (the "Plan"), and the confirmation order relating thereto of the United States Bankruptcy Court for the Southern District of New York, the obligations of the Company and each of its affiliates to indemnify any person serving as one of its directors, officers or employees as of or following April 15, 1991, by reason of such person's past or future service in such a capacity, or as a director, officer, or employee of another corporation, partnership, or other legal entity, to the extent provided in the applicable certificate of incorporation, by-laws, or similar constituent documents or by statutory law or written agreement of or with the Company or any of its affiliates, were, except as provided below, deemed and treated as executory contracts that were assumed by the Company or any of its affiliates pursuant to the Plan and section 365 of the United States Bankruptcy Code, upon the confirmation of the Plan. Accordingly, such indemnification obligations survived and were unaffected by entry of the confirmation order with respect to the Plan, irrespective of whether such indemnification is owed for an act or event occurring before or after April 15, 1991.

         The Company entered into indemnification agreements effective as of June 21, 1993 with each of its directors and officers. These indemnification agreements provide for, among other things, the (i) indemnification by the Company of the indemnitees thereunder to the extent described above and (ii) advancement of attorneys' fees and other expenses. Accordingly, the Company will in certain circumstances be obligated to indemnify its former directors and its directors and officers from and after June 21, 1993, including as to matters arising out of service as directors or officers of certain entities other than the Company or any of its affiliates prior to June 21, 1993.

         Certain of the Company's compensation and stock option plans provide for the indemnification of certain of the Company's officers and directors in connection with certain matters relating to such plans.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

                  The following are filed as exhibits to this registration statement:

Exhibits                   Description
--------                   -----------

4.1                        Amended and  Restated  Retirement  Plan
                           for       Non-Employee       Directors.
                           Incorporated  by reference from exhibit
                           10.6   of   U.S.   Home   Corporation's
                           Quarterly  Report  on Form 10-Q for the
                           quarterly  period ended  September  30,
                           1997 (the "November 1997 Form 10-Q").

4.2 Restated Certificate of Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Registration
                           Statement  on Form S-3  filed  with the
                           Commission on September 17, 1993.

4.3 Certificate of Amendment of Restated Certificate of Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 filed with the Commission on August 9, 1994.

4.4 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 14, 1995. Incorporated by reference from exhibit
                           3.1   to   U.S.   Home    Corporation's
                           Quarterly  Report  on Form 10-Q for the
                           quarterly  period ended  September  30,
                           1996 (the "September 1996 Form 10-Q").

4.5 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 4, 1996. Incorporated by reference from exhibit 3.1(ii) to the September 1996 Form 10-Q.

4.6 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on June 16, 1997. Incorporated by reference from exhibit 3.1 to the November 1997 Form 10-Q.

4.7 Certificate of Designation, Preferences and Rights of Series A Junior Non-Cumulative Preferred Stock.
                           Incorporated  by reference from exhibit
                           3.2 of U.S. Home  Corporation's  Annual
                           Report on Form 10-K for the fiscal year
                           ended  December 31, 1996 filed with the
                           Commission on February 21, 1997.

4.8 Amended and Restated By-Laws of U.S. Home Corporation. Incorporated by reference
                           from   exhibit  3.1(ii)   of  U.S. Home
                           Corporation's  Current Report on Form 8-K
                           filed  with   the    Commission    on
                           November 8, 1996.

4.9 Rights Agreement, dated as of November 7, 1996, between U.S. Home Corporation and First Chicago Trust Company of New York. Incorporated by reference from exhibit  4 to U.S.  Home  Corporation's
                           Current Report on Form 8-K/A  Amendment
                           #1  filed   with  the   Commission   on
                           November 18, 1996.

23.1                       Consent of Independent Public Accountants.

24.1                       Power of Attorney.  Included on the
                           signature page at Page II-8.

Item 9.  Undertakings.

                  The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus  required
                  by  Section  10(a)(3)  of the  Act,  unless  the
                  information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference.

                           (ii) To reflect in the  prospectus  any
                   facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                            (iii)   To   include    any    material
                   information   with   respect   to  the  plan  of
                   distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3.  To   remove   from   registration   by   means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 18th day of December, 1997.



                                            U.S. HOME CORPORATION


                                            By:  /s/ Chester P. Sadowski
                                                 ------------------------
                                                 Name: Chester P. Sadowski
                                                 Title:   Vice President,
                                                          Controller and
                                                          Chief Accounting
                                                          Officer

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Robert J. Strudler, Isaac Heimbinder, Craig M. Johnson and Chester P. Sadowski, as attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, any pre-effective or post-effective amendment hereto.

  Signature                      Title                          Date
  ---------                      -----                          ----

 /s/ Robert J. Strudler      Chairman, Co-Chief Executive    December 18, 1997
 Robert J. Strudler          Officer and Director
                             (principal executive officer)

 /s/ Isaac Heimbinder        President, Co-Chief Executive   December 18, 1997
 Isaac Heimbinder            Officer, Chief Operating
                             Officer and Director

 /s/ Chester P. Sadowski     Vice President,                 December 18, 1997
 Chester P. Sadowski         Controller and Chief
                             Accounting Officer
                             (principal accounting officer)

 /s/ Thomas A. Napoli        Vice President-Corporate        December 18, 1997
 Thomas A. Napoli            Finance and Treasurer
                             (principal financial officer)

 /s/ Glen Adams              Director                        December 18, 1997
 Glen Adams

 /s/ Steven L. Gerard        Director                        December 18, 1997
 Steven L. Gerard

 /s/ Kenneth J. Hanau, Jr.   Director                        December 18, 1997
 Kenneth J. Hanau, Jr.

 /s/ Malcolm T. Hopkins      Director                        December 18, 1997
 Malcolm T. Hopkins

 /s/ Charles A. McKee        Director                        December 18, 1997
 Charles A. McKee

 /s/ George A. Poole, Jr.    Director                        December 18, 1997
 George A. Poole, Jr.

 /s/ Herve Ripault           Director                        December 18, 1997
 Herve Ripault

 /s/ James W. Sight          Director                        December 18, 1997
 James W. Sight

                            EXHIBIT INDEX
                            -------------


Exhibit            Description
-------            -----------

23.1               Consent of Independent Public Accountants